Exhibit 99.1

Conn’s, Inc. Raises Earnings Expectations
for the Quarter Ended January 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--February 19, 2009--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today increased its earnings expectations for the quarter ended January 31, 2009.

The Company expects to report diluted earnings per share, excluding potential fair value and goodwill adjustments, in a range of $0.66 to $0.68 for the quarter ended January 31, 2009, up from its previous guidance of $0.53 to $0.58. Diluted earnings per share for the comparable quarter in the prior fiscal year were $0.57, including fair value adjustments, and were $0.58, excluding fair value adjustments. This strong performance in the current quarter was driven by a 22.3% increase in net sales, on a 12.5% same store sales gain, as product margins improved as compared to the quarter ended October 31, 2008, and expense leverage improved on the strong sales gains. Driven by the continued volatility in the financial markets, the Company expects to record an additional non-cash decrease in the fair value of its interests in securitized assets for the quarter ended January 31, 2009, though the decrease is not expected to be as large as the decrease recorded in the quarter ended October 31, 2008. Additionally, the Company has not completed its required annual assessment for any potential non-cash impairment adjustment to goodwill.

The Company reported that the credit portfolio recovery is progressing very well after experiencing the negative impacts of Hurricanes Gustav and Ike, with the portfolio performing in-line with its expectations. It has achieved a solid reduction in the 60+ day delinquency rate as of January 31, 2009, to 7.3%, as compared to 8.1% at October 31, 2008, and 7.6% at January 31, 2008. The Company noted that it has been able to maintain consistent net charge-off performance, with a net charge-off rate for the quarter ended January 31, 2009, of 3.4%, as compared to 3.4% in the prior quarter of the current fiscal year, and slightly higher than the 3.2% rate experienced in the comparable quarter of the prior fiscal year. The strong improvement in the delinquency rate and solid net charge-off performance during the current quarter were achieved while reducing the percent of the portfolio reaged to 18.7% at January 31, 2009, after it increased significantly as a result of the hurricanes to 19.7% at October 31, 2008, though it has increased from 16.6% at the prior fiscal year end. Additionally, as consumer credit availability in the market in general has tightened, the Company has been able to improve the mix of customers in its portfolio, while growing sales, as evidenced by the fact that the higher-quality primary portfolio has increased to 78.3% of the portfolio at January 31, 2009, from the low point in the 2009 fiscal year of 76.5% at July 31, 2008, and is slightly higher than at the prior fiscal year end. Accordingly, the secondary portfolio has been reduced as a percent of the total portfolio from 23.5% at July 31, 2008, to 21.7% at January 31, 2009.

All of the above amounts are subject to change upon completion of the Company’s year end financial statement closing process and annual external audit. The Company will host a conference call and audio webcast on Thursday, March 26, 2009, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-741-4245 or 719-325-4800.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment charges resulting from the Company’s required annual assessment; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218